Exhibit (c)(3)

Discussion Materials Macquarie Capital October 23, 2025 1

1 VICI Overview

VICI Overview

Company Description

- VICI Properties, Inc. ("VICI") is one of the country's largest owners of gaming, hospitality and entertainment destinations
- VICI is an S&P 500 experiential real estate investment trust that owns a large portfolio of gaming and hospitality destinations under long-term, triple-net leases
- Owns 93 assets across a geographically diverse portfolio consisting of 54 gaming properties and 39 other experiential properties across the US and Canada
- Generated $3.9 billion of revenue and $3.2 billion of Adj. EBITDA for LTM 6/30/25
- Investment grade balance sheet (S&P: BBB-, Moody's: Baa3)

Capitalization Table

($ in millions)

Share Price	**$31.27**
Fully Diluted Shares Outstanding	1,068
Market Capitalization	**$33,387**
Plus: Net Debt	17,041
Plus: Noncontrolling interest	420
Enterprise Value	**$50,848**
2025E EV / EBITDA	**15.5x**
2026E EV / EBITDA	**15.1x**
2025E P / AFFO/Share	**13.2x**
2026E P / AFFO/Share	**12.8x**

Annualized VICI Cash Dividend Per Share



Quarterly Cash Dividend Per Share:
$0.29
$0.30
$0.33
$0.36
$0.39
$0.42
$0.43
$0.45
Q3 2018A - Q3 2025A CAGR: 6.6%
$1.15
$1.19
$1.32
$1.44
$1.56
$1.66
$1.73
$1.80
Q3'18
Q3'19
Q3'20
Q3'21
Q3'22
Q3'23
Q3'24
Q3'25

Revenue

($ in millions)



2023A - 2027E CAGR: 3.6%
$3,612
$3,849
$3,996
$4,085
$4,162
2023A
2024A
2025E
2026E
2027E

EBITDA

($ in millions)



AFFO / Share:
$2.15
$2.26
$2.36
$2.45
$2.51
2023A - 2027E CAGR: 4.3%
$2,910
$3,105
$3,276
$3,371
$3,440
2023A
2024A
2025E
2026E
2027E

Source: Company filings, investor presentations and FactSet as of 10/22/2025.

Strictly confidential | © Macquarie Group Limited
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Key Company Highlights (From VICI Investor Presentation) Demonstrated Track Record of Growth: Announced ~$38 billion of domestic and international investments across gaming and other experiential assets since formation in 2017 Significant Scale and Stable Cash Flows: One of the largest triple net lease REITs with $3.2 billion of annualized cash rent (1) and 100% rent collection in cash and on time since formation (including through COVID) Contractual Escalation with Inflation Protection: 42% of rent roll with CPI-linked escalation in 2025E and 90% of rent roll with CPI-linked escalation over the long-term (subject to applicable caps) Mission Critical Complex Real Estate: Gaming regulatory environment creates high barriers to entry and limits gaming tenants’ ability to move locations, contributing to 100% occupancy rate Non-Commodity Experiential Real Estate: Unlocking value and sustained and sustainable growth by using the triple net lease model for non-commodity experiential assets with best-in-class, growth-minded operators Tenant Transparency: 79% of rent roll derived from SEC reporting operators providing transparency into tenant performance and credit quality Investment-Grade Balance Sheet: Investment grade ratings from Fitch, Moody’s and S&P broadens access across capital markets and supports a stronger cost of capital S&P 500 Constituent: Added to the S&P 500 Index in June 2022 – shortest time from IPO to S&P 500 Index inclusion for any REIT Source: Company filings and investor presentations. Note: (1) Annualized contractual rent as of September 1, 2025. Strictly confidential | © Macquarie Group Limited 4

High-Quality Diversified Portfolio of Real Estate • Gaming: 15 States & 1 Canadian Province (51% Regional, 48% Las Vegas, 1% International) (1) • Other Experiential: 17 States (6 of Which Also Include Gaming) Jack Cleveland Hollywood Casino at Greektown MGM Detroit Horseshoe Hammond Harrah’s Lake Tahoe Horseshoe Council Bluffs Harrah’s North Kansas City Margaritaville Bossier City Fitz Hotel & Casino Century Casino St. Albert PURE Casino Calgary Empire City Chelsea Piers in New York City Caesars Atlantic City Borgata MGM National Harbor Rocky Gap Hard Rock Cincinnati Caesars Southern Indiana Century Casino Caruthersville Lucky Strike (38 locations) Harrah’s New Orleans Source: Company filings and investor presentations. Note: (1) Assumes MGM Master Lease rent is allocated to Las Vegas and Regional properties based on internal rent allocations by property; based on contractual rent as of September 1, 2025. Strictly confidential | © Macquarie Group Limited 5

Summary of VICI Rent Roll

Portfolio Overview

- Portfolio includes **93 experiential assets**, featuring 54 gaming properties and 39 other experiential venues across **~127 million square feet**
- The portfolio contains **~60,300 hotel rooms and over 500 restaurants, bars, and entertainment venues**, including iconic Las Vegas properties such as Caesars Palace, MGM Grand and the Venetian Resort
- The weighted average lease term ("WALT") is approximately **40.1 years**, providing exceptional lease duration and cash flow visibility

Key Statistics

- 100% - Triple Net Leases
- 90% - Rent Roll with Parent Guarantees
- 80% - Rent Roll with Master Lease Protection
- 79% - Rent Roll from SEC Reporting Tenants
- 74% - Rent Roll from S&P 500 Tenants

Lease Overview

Tenant	Number of Properties	WALT (years as of 9/1/2025) [(1)]	Annualized Cash Rent ($MM)	% of Annualized Cash Rent
Caesars Entertainment	18	29.8	$1,220.9	39%
MGM Resorts	13	49.6	$1,097.1	35%
The Venetian Las Vegas	1	46.5	$302.2	10%
Hard Rock Seminole Hard Rock Entertainment	2	52.4	$141.1	4%
PENN Entertainment	2	28.7	$80.7	3%
J·A·C·K Entertainment	2	29.4	$72.2	2%
Century Casinos	8	33.1	$62.2	2%
Cherokee Nation Entertainment	1	52.7	$42.4	1%
	1	31.0	$34.5	1%
Lucky Strike Entertainment	38	53.2	$32.4	1%
Foundation Gaming & Entertainment	2	32.4	$24.7	1%
Chelsea Piers New York	1	40.4	$24.0	1%
Pure Casinos	4	42.4	$16.4	<1%
13 Tenants	**93**	**40.1**	**$3,150.8**	**100%**

Source: Company filings and investor presentations. (1) Weighted average lease term ("WALT") inclusive of all tenant renewal options based on contractual rent.

Strictly confidential | © Macquarie Group Limited

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Key Leases Overview

The below represents a summary of material lease provisions with VICI's most significant tenants: MGM, Caesars and Venetian

Master Lease Provisions

	MGM Master Lease	Caesars Regional Master Lease and Joliet Lease	Caesars Las Vegas Master Lease	MGM Grand / Mandalay Bay Lease	The Venetian Resort Las Vegas Lease
Initial Term	25 years	18 years	18 years	30 years	30 years
Initial Term Maturity	4/30/2047	7/31/2035	7/31/2035	2/28/2050	2/29/2052
Renewal Terms	Three, ten-year **tenant renewal options**	Four, five-year **tenant renewal options**	Four, five-year **tenant renewal options**	Two, ten-year **tenant renewal options**	Two, ten-year **tenant renewal options**
Current Lease Year	5/1/25 - 4/30/26 (Lease Year 4)	11/1/24 - 10/31/25 (Lease Year 8)	11/1/24 - 10/31/25 (Lease Year 8)	3/1/25 - 2/28/26 (Lease Year 6)	3/1/25 – 2/28/26 (Lease Year 4)
Current Annual Rent	$774.7 million	$725.5 million	$495.4 million	$322.4 million	$302.2 million
Annual Escalator	Lease years 2-10 - 2% > 2% & change in CPI thereafter (capped at 3%)	> 2% / change in CPI	> 2% / change in CPI	Lease years 2-15 - 2% Lease years 16-end of term > 2% / change in CPI (capped at 3%)	>2% / change in CPI (capped at 3%)
Variable Rent Adjustment	None	Years 11 & 16: 80% base rent / 20% variable rent	Years 11 & 16: 80% base rent / 20% variable rent	None	None
Variable Rent Adjustment Calculation	None	4% of revenue: Year 11: Avg. of years 8-10 less avg. of years 5-7 Year 16: Avg. of years 13-15 less avg. of years 8-10	4% of revenue: Year 11: Avg. of years 8-10 less avg. of years 5-7 Year 16: Avg. of years 13-15 less avg. of years 8-10	None	None
Lease Expiry	While a non-renewal is a long-tail risk for the VICI assets subject to the above Master Leases, upon such an event, VICI would repossess its properties and seek to re-lease them to a new operator. Additionally, each Master Lease contains cross-default provisions, which ensure that a tenant cannot selectively abandon underperforming assets without triggering a default across the entirety of the Master Lease.				

Source: Company filings and investor presentations.

Strictly confidential | © Macquarie Group Limited 7

VICI Share Price Performance Since its IPO in February 2018, VICI’s share price has appreciated by 49% Share Price Performance % Change VICI Gaming Operators (1) S&P 500 10Y Treasury Yield Ä Since IPO 49% 8% 143% 39% Ä 3-Year 5% 22% 76% (6%) Ä 2-Year 12% 17% 58% (18%) Ä 1-Year (5%) 8% 16% (7%) Source: FactSet as of 10/22/2025. Note: (1) Includes Caesars Entertainment, MGM Resorts, Wynn Resorts, Boyd Gaming, Golden Entertainment, Monarch Casino & Resort, PENN Entertainment and Red Rock Resorts. Strictly confidential | © Macquarie Group Limited 8

VICI Valuation Multiples Over Time VICI currently trades at 15.2x EV / NTM EBITDA and 12.9x P / NTM AFFO per Share EV / NTM EBITDA Multiple Since 1/1/24 25th Percentile 15.3x Median 15.7x 75th Percentile 15.9x P / NTM AFFO per Share Multiple Since 1/1/24 VICI 25th Percentile 12.9x Median 13.4x 75th Percentile 13.8x Source: FactSet as of 10/22/2025. Strictly confidential | © Macquarie Group Limited 9

VICI Wall Street Research Analyst Perspectives Wall Street consensus median price target of $37.00 per share represents a 18% premium to VICI’s current share price of $31.27 Current Research Analyst Estimates Date Analyst Rating Price Target 10/15/2025 Buy $44.00 10/10/2025 Buy $39.00 10/17/2025 Buy $38.00 10/20/2025 Buy $38.00 Restricted 9/9/2025 Buy $38.00 Restricted 10/17/2025 Overweight $37.00 9/29/2025 Buy $37.00 7/31/2025 Buy $37.00 Restricted 10/17/2025 Overweight $37.00 Restricted 7/31/2025 Buy $37.00 Restricted 10/16/2025 Overweight $36.00 9/11/2025 Buy $36.00 8/5/2025 Buy $36.00 Restricted 9/26/2025 Hold $35.00 10/14/2025 Buy $35.00 10/9/2025 Hold $35.00 8/15/2025 Buy $35.00 8/11/2025 Overweight $35.00 7/31/2025 Buy $35.00 Consensus (Mean) (1) $36.91 Consensus (Median) (1) $37.00 Research Analyst Price Targets Over Time VICI Share $31.26 $31.76 $30.76 $32.02 $32.53 $31.27 Price: $37.00 $36.00 $36.00 $36.00 $35.00 $35.00 Jul-24 Oct-24 Feb-25 Apr-25 Jul-25 Current Source: FactSet as of 10/22/2025 and equity research reports. Note: (1) Does not foot with table above given certain brokers are restricted. Strictly confidential | © Macquarie Group Limited 10

2 Recent OpCo M&A Activity

Recent OpCo M&A Activity

- Until the recently announced acquisition of the OpCo of MGM Northfield Park, there has been a dearth of OpCo-only transactions over the past five years (including zero announced over the past three years)
  - The only other OpCo-only transaction was the acquisition of Gold Strike Tunica by the Cherokee Nation Businesses (announced June 2022)
- Similarly, the acquisition of Sunland Park was the first combination OpCo / PropCo transaction (effective WholeCo transaction) announced over the past three years
  - Prior to Sunland, Rocky Gap was the last combination OpCo / PropCo transaction (announced August 2022)

Precedent Transactions (Last 5 Years) – Excludes Las Vegas Strip Transactions

($ in millions)

Date	Target	Acquiror	Purchase Price	LTM EBITDA	EV / LTM EBITDA	Rent Coverage
OpCo Transactions						
Oct-25	MGM Northfield Park	Clairvest Group	$546	$83	6.6x	2.5x
Jun-22	Gold Strike Tunica	Cherokee Nation Businesses	$450	$75	6.0x	2.9x
Dec-20	Caesars Southern Indiana	Eastern Band of Cherokee Indians (1)	$250	$39	6.4x	2.2x
Dec-20	Hollywood Casino Baton Rouge	Casino Queen	$28	NA	NA	NA
Dec-20	Hollywood Casino Perryville	Penn National	$31	NA	NA	NA
Combination OpCo / Propco Transactions (Only OpCo Metrics Shown Below)						
Oct-25	Sunland Park	GLPI / Strategic Gaming Management	NA	NA	NA	NA
Aug-22	Rocky Gap Casino	Century Casinos / VICI Properties	$56	$11	5.2x	1.7x
Feb-22	Nugget Sparks	Century Casinos (2)	$100	$18	5.6x	2.2x
Oct-20	Tropicana Evansville	GLPI / Twin River	$140	$32	4.4x	2.1x

Source: Company filings, investor presentations press releases, and the Ohio Gaming Commission. Note: (1) Reflects estimated EBITDA in the first year after closing. (2) Assumes Century Casinos acquired 100% of the PropCo. At announcement, Century Casinos acquired 50% of the PropCo and has a five-year purchase option to acquire the remaining 50% for $105 million plus 2% per annum.

Strictly confidential | © Macquarie Group Limited
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Clairvest Acquisition of MGM Northfield Park

Transaction Overview

- On October 16, 2025, MGM Resorts announced it had reached an agreement with Clairvest Group to sell the operations of MGM Northfield Park for $546 million
  - Purchase price represents a ~6.6x EV / LTM EBITDA multiple based on LTM Q2 2025 Adj. EBITDAR of ~$137 million and rent of $54 million
- MGM Northfield Park is the premier gaming entertainment destination in Northeast Ohio and represents an "all-in-one" destination with 200,000+ sq. ft of gaming space, year-round live harness racing & simulcasting, 5 F&B options, a live entertainment venue and on-site retail


MGM
Street View

Key Property Highlights

Superior Asset Quality with Premium Location

#1 Casino in Cleveland Market with 130% Fair Share (1) (42% share of GGR)

~2.8M Adult Population within 50 Miles (2)

10% GGR CAGR Since 2019 (3)

$94M ➡ $137M
Adj. EBITDAR LTM June 2018 → Adj. EBITDAR LTM June 2025
(6% CAGR)

Pro Forma Rent Coverage of 2.5x


Gaming Floor (1,600+ VLTs)


Valley's Edge Steakhouse


Live Entertainment Venue


BetMGM Sportsbook

Source: Company filings, investor presentations press releases and the Ohio Gaming Commission. Note: (1) Fair share calculated as the sum of MGM Northfield Park's share of GGR and share of positions in the Cleveland market. Slots / VLTs are assumed to equal 1 position, and each table is assumed to equal 6 positions. Cleveland competitors includes The JACK Thistledown Racino and The JACK Cleveland. (2) Includes Cuyahoga, Summit, Lorain, Lake, Medina, Geauga, Portage, Stark, Trumbull and Wayne counties. (3) Based on YTD August 2025 GGR, annualized.

Strictly confidential | © Macquarie Group Limited 13

Strictly confidential | © Macquarie Group Limited 14